ALAN H. GERSON EMPLOYMENT AGREEMENT

THIS EMPLOYMENT Agreement (the "Agreement"), is dated as of the 15th day of July, 2006, by and between MFC Development Corp, a Delaware corporation (the "Company"), and Alan H. Gerson, (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to set forth the terms and conditions of the Executive's employment, on terms and conditions mutually agreeable and beneficial to the Company and the Executive; and

WHEREAS, the Executive is willing to render services to the Company pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. POSITION AND DUTIES.

A. The Company hereby employs the Executive in the position of President and Chief Operating Officer and the Executive hereby accepts such employment. The Executive shall be part of the "Office of the President/CEO." He shall be subject to the direction of and shall report directly to the Board of Directors (the "Board") of the Company.

B. During the Term, the Executive shall devote full working time to the performance of duties hereunder and shall perform the duties assigned with fidelity and to the best of his ability. The Executive shall deal at all times in good faith with the Company. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit Executive from serving on the Board of Directors of another company, with the approval of the Board, which shall not be unreasonably withheld, or from pursuing certain specified ongoing projects under the terms and conditions set forth in Paragraph 9 B. below

2. TERM.

This Agreement shall commence on the date first above written and shall continue for a term of three years unless earlier terminated in accordance with the terms hereof (such period, the "Term").

3. COMPENSATION.

In consideration for the Executive's services hereunder, the Executive shall receive the following compensation:

AHG

HD

A. *Base Salary*. For each twelve month period of the Term hereof, the Company shall pay the Executive a base salary (the "Base Salary") in the amount of $250,000, in periodic installments in accordance with the Company's regular payroll practices, but in no event less frequently than semi-monthly. Such salary may be increased by the Board of Directors during the term based on annual performance reviews. Any such increase will be made at the discretion of the Board, to reflect Executive's performance, consistent with the policies and procedures of the Company. The Executive's Base Salary shall be subject to customary federal, state and local withholdings for income taxes, F.I.C.A. and similar charges.

- *Annual Performance Bonus*. The Executive shall be eligible for an annual calendar year cash performance bonus, if EBITDA targets are exceeded. The annual cash performance bonus is to be paid no later than Thirty (30) days following the completion of the either the Executive's annual review or the Company Audit, but not later than April 15 of the following year. Should EBITDA targets for each calendar year of the Term, which are to be approved by the Board not later than 30 days after the Anniversary date of this Agreement be exceeded, the bonus amount shall be allocated from a bonus pool to be created for the benefit of all Executives serving in the positions of President and/or CEO, and calculated at a minimum of 15% of the amount by which such EBITDA targets were exceeded for the applicable calendar year.

B. Insurance and Other Benefits.

(i) The Executive shall be entitled to receive family health insurance coverage, paid for in full by the Company, under the terms of the commercial health benefit plan ("The Health Plan") or plans adopted from time to time by the Board. The Executive shall also be entitled to participate in any other of the Company's group insurance and other employee benefit plans, such as 401K, pension,, life insurance, dental, disability or any other programs of the Company that may be adopted. In lieu of participation in "The Health Plan" coverage, adopted by the Company, and for which the Executive is eligible, Executive may elect to be paid, as a benefit and in lieu of enrollment in the Company Insurance plan, the sum of $1000 per month or Eighty percent (80%) of the actual cost to the Company of such Group Medical Health Insurance coverage, whichever is higher, as Executives' provided Health Care Benefit, unless and until Executive elects to be entitled to full family health insurance coverage at some future enrollment period during the term of this Agreement.

(ii) In addition, Executive will be paid a car allowance of $1,000 per month and the company shall pay or reimburse for the cost of insurance thereon, as well as pay or reimburse an appropriate amount for operations and maintenance of said vehicle when utilized for business purposes.

C. *Expenses*. The Company shall pay directly or reimburse the Executive for any reasonable expenses paid or incurred by the Executive in the performance of hereunder, upon presentation of original expense statements, receipts, vouchers, or other

AHJ
JD

supporting documentation as Company may reasonably request evidencing the nature of such expenses. The Company shall provide executive with a cellular telephone, personal computer a home office phone line and high speed connectivity. The Company shall be responsible for all charges relating to the cellular telephone, high speed connectivity and the home phone line, upon presentation of the monthly statements relating thereto.

D. *Vacations and Holidays.* The Executive shall receive paid vacation and Company holidays and sick days in accordance with the Company's policies in effect from time to time for its most senior executive, provided, however, that at all times, Executive shall be entitled under this Agreement to a minimum of Three (3) weeks of paid vacation, as well as such additional paid vacation time as shall be approved.

E. *Grant of Stock Options.* The Executive shall receive, as an inducement for his accepting the position offered hereunder, and as part of his initial Compensation Package, options to purchase up to One Million (1,000,000) shares of the Common Stock of the Company, to be issued within thirty days of his Employment under a Qualified Stock Option Plan adopted by the Company. Options to purchase Two Hundred Thousand (200,000) shares of the Common Stock of the Company shall vest immediately upon the execution of this Agreement. The remaining Options to purchase Eight Hundred Thousand (800,000) shares of the Common Stock of the Company shall vest ratably over a thirty (30) month period from the date of this Agreement. The strike price of such Options shall be the calculated based on the market price of the stock on the first day of the term. The Options are exercisable for five years from the date of grant. It is further understood and agreed that Executive will be eligible, under his annual bonus plan, for grants of additional options to purchase another One Million Shares at then current market prices, should annual performance goals be met. These Options will be made available in Three (3) traunches as follows: Options to purchase 200,000 shares with a strike price calculated based on the market price of the stock on the first day of trading in January 2007; Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2008, and Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2009. These additional grants of options would be in addition to any cash bonuses applicable pursuant to this Agreement.

4. TERMINATION AND SEVERANCE.

A. As used in this Section 4,

"Disability" shall mean the Executive's inability to perform duties hereunder by reason of any medically determined physical or mental impairment that has lasted for a continuous period of not less than six months or for eight months in any twelve month period.

AM
RP

"Good Cause" shall mean:

(i) The Company commits any material breach of its obligations hereunder;

(ii) The Company voluntarily files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, makes an assignment for the benefit of its creditors, consents to the appointment of a custodian, receiver, trustee or other similar officer with similar powers with respect to it or with respect to any substantial part of its property, is adjudicated as insolvent or to be liquidated, or takes corporation action for the purpose of any of the foregoing;

(iii) Executive is removed as or is not elected a director of the Company, but not in the event of Executive's voluntary resignation from the Board, or in the event that Executive's job duties or responsibilities are changed in a material way, without Executive's consent.

(iv) The Company shall have Thirty (30) days from the date of receipt of written notice of a breach of this Agreement, from Executive, to cure such breach.

"Justifiable Cause" shall mean: (1) any repeated failure or refusal by the Executive to (A) materially perform his duties pursuant to this Agreement or (B) carry out material instructions of the Board consistent with Executive's position and duties hereunder; or (2) the Executive's conviction of or pleading guilty to any crime of moral turpitude or any crime involving theft, embezzlement or other misappropriation of money or a material amount of property of the Company, which constitutes a felony in the jurisdiction involved. Executive shall have a Thirty (30) day cure period with respect to any alleged violation of (1) or (2) above.

B. This Agreement, the Term and the Executive's employment hereunder shall terminate upon the expiration of three years after the date hereof or upon the any of the following events or conditions:

(v) In the event of a determination by the Board that there is Justifiable Cause for such termination and after written notice of termination from the Company to the Executive stating the specific basis for the Board's finding of Justifiable Cause. In that event, Company shall provide Executive with a reasonable opportunity for Executive to present evidence to the contrary and a period of Thirty (30) days to cure the alleged failure which is the basis for the finding of Justifiable Cause, as provided above, unless otherwise waived in writing by the Executive ; or

(vi) immediately upon the death or Disability of the Executive; or

AKG
K

(vii) Upon Sixty (60) days written notice to the Company by the Executive of his voluntary resignation.

F. Upon the termination of the Executive's employment for Justifiable Cause or the voluntary resignation of the Executive without Good Cause, the Executive (or his/her estate, as the case may be) shall be entitled to receive any Base Salary and bonus hereunder accrued prior to the date of such termination, any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and reimbursement for all of Executive's pending reimbursable business expenses incurred prior to and through the date of termination.

G. Upon the voluntary resignation of the Executive with Good Cause or the termination of Executive by the Company without Justifiable Cause, or upon the termination of Executive due to death or Permanent Disability :

(i) the Executive (or his/her estate, as the case may be) shall receive a lump sum payment equal to his Base Salary for a period of six (6) months following such termination (determined without regard to such termination); and,

(ii) the Executive (or his estate, as the case may be) shall receive any Base Salary and bonus hereunder accrued prior to the date of such termination (the bonus amount shall be calculated by extrapolating the results for the year in progress over a full year and calculating what the bonus what be and prorating it for the percentage of the year completed through the termination date), any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and reimbursement for all of Executive's pending reimbursable business expenses incurred prior to the date of termination, and

(iii) the Company shall pay all of Executive's COBRA payments for all medical and dental plans and continue to pay premiums on life insurance plans, and continue such alternative benefit plans, in which he was participating on the date of termination, for a period of 180 days.

H. Not later than Five (5) months prior to the expiration of the Term, the Board of Directors of the Company shall invite the Executive to enter into good faith negotiations to continue Executive's employment with the Company after the Initial Term on mutually agreeable terms, or inform Executive in writing that it will not seek to continue Executive's employment beyond the Term.

5. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

I. The Executive shall not, while this Agreement is in effect and for two years thereafter (the "Non-Disclosure Period"), directly or indirectly, disclose confidential information or permit to be known other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or as is required by law (in which case the Executive shall give the Company prior written notice of such required disclosure), to any person, firm or

AHJ
KO

corporation, any Confidential Information (as such term is hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder relating to the Company.

J. The term "Confidential Information" shall mean all information and know-how (whether or not in writing) of a confidential, secret, private or proprietary nature concerning the Company and its businesses and affairs, including any financial statements and information, proprietary technology, trade secrets, research and development data, know-how, market studies, inventions (whether patentable or not), forecasts, competitive analyses, methodologies, pricing policies, or information respecting marketing or distribution methods or improvements, of the Company, the names of actual or potential customers with which the Company does or may do business, including all customer lists, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, employee lists, the substance of agreements with customers, suppliers and others, marketing arrangements, servicing and training programs, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms and any other documents embodying such confidential information concerning any of the foregoing or the Company and its operations generally that is important to the business of the Company. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include (i) any information which is or becomes publicly available other than pursuant to a breach of Section 5A by the Executive, (ii) information that is independently developed by the Executive after the termination of his employment hereunder without making use of the Confidential Information, (iii) information that was in Executive's possession or part of his general knowledge prior to the date hereof and (iv) information that is disclosed to Executive by a third party without breach of any agreement.

K. All Confidential Information and documents and materials containing Confidential Information of the Company shall be the exclusive property of the Company, and the Executive shall use reasonable efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Executive's possession or control shall be returned to and left with the Company.

L. The Executive acknowledges that a violation of this Section 5 would cause the Company irreparable injury and that money damages would not provide an adequate remedy to the Company. Accordingly, the Executive acknowledges that the Company shall have the right, in addition to its remedies at law, to enforce performance of the terms of this Section 5 or to enjoin any breach of the terms and provisions of this Section 5.

M. The invalidity or unenforceability by the Company of any provision under this Section 5 shall in no way affect the validity or enforceability of any other provision.

N. The provisions of this Section 5 shall survive the termination of the Executive's employment hereunder and the termination or expiration of this Agreement to the extent provided for in this Section.

6. INTELLECTUAL PROPERTY

The Executive acknowledges and agrees that neither the performance of the Executive's duties hereunder nor the terms hereof shall create or result in the Executive obtaining title to or any rights to any inventions or discoveries made by the Company or its employees or agents. The Executive hereby assigns to the Company all rights that the Executive may have to any inventions or discoveries made by the Executive in the course of the performance of his duties hereunder. Notwithstanding anything else contained herein, Executive is not assigning and is not required to assign (i) any inventions or discoveries not made in the performance of his duties hereunder or (ii) any inventions or discoveries made prior to the date hereof or after the termination hereof. It is also understood and agreed that Company is not being assigned any right, title or interest in the two ongoing projects set forth and described in Exhibit A, attached hereto and made a part hereof.

7. INDEMNITY.

The Company hereby agrees to indemnify the Executive for and hold him/her harmless from and against (i) any and all litigation incurred prior to the start of employ and (ii) any costs or expenses incurred in connection with any such litigation, and any other acts or actions brought against Executive as a result of his Employment by Company or his position as an Executive during the Term. The Executive agrees to indemnify the Company for and hold the Company harmless from and against any and all costs or expenses it may incur as a result of any personal litigation of the Executive unrelated to the Company's activities or any litigation that arises from a material breach by the Executive of a covenant or agreement entered into by the Executive for the benefit of any third party.

The Company further agrees to the maximum extent permitted under Delaware law to indemnify Executive against expenses, judgments, fines settlements and other amounts incurred in connection with any action, suit or proceeding which arises by reason of the fact that Executive is or was an officer, employee or director of the Company or any affiliate of the Company. Furthermore, at all times the Company will maintain in full force and effect officers' and directors' liability insurance, in an amount reasonable and customary for a company in the Company's business, which insurance shall provide Executive with coverage on the same terms and conditions and for the same amount as provided to the most senior executives of the Company.

8. AGREEMENT ASSIGNMENT.

It is agreed that this is a personal contract between the parties and that the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated otherwise than by will or the laws of descent or distribution. The

Company may not assign this Agreement, by operation of law or otherwise, without the prior written consent of the Executive.

9. EXCLUSIVE EMPLOYMENT; NON-COMPETE.

A. During employment with the Company, the Executive will not (i) do anything to compete with the present or contemplated business of the Company, (ii) suffer to exist any conflict of interest in respect of his/her relationship with the Company, or (iii) plan or organize any business activity that will be competitive with the Company. The Executive will not enter into any agreement that conflicts with his duties or obligations to the Company.

B. Nothing in this paragraph shall be construed to prevent Executive from pursuing his interests in two (2) specific projects in which he is involved and has devoted substantial time, energy and resources to develop, as set forth in Exhibit A attached hereto and made a part hereof. It is understood and agreed that Executive shall be permitted reasonable time flexibility to continue to develop these projects, provided that they do not interfere in any material respect with the performance by Executive of his duties and obligations hereunder. If the Executive is to be absent from his duties for a continuous period during regular business hours in connection with these projects, he will, make up that time outside of regular business hours as is required to fulfill his duties. It is understood that Executive will reposition and reduce his personal involvement with such projects over a period of six month's time, while retaining a financial interest. The parties acknowledge that neither project competes directly with the business of the Company.

10. GENERAL PROVISIONS.

A. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without reference to the principles thereof respecting conflicts of laws.

B. Any notices required or permitted by the terms of this Agreement shall be given by hand delivery or by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company to:	MFC DEVELOPMENT CORP 11872 La Grange Ave, 1st Floor Los Angeles, CA 90025 Attention: Nancy Duitch Facsimile: 805.575.4044
With a copy to:	Peter Hogan, Esq. Richardson & Patel 10900 Wilshire Blvd

If to the Executive to: Alan H. Gerson
4256 Valley Meadow Road
Encino, CA 91362

Or to such other address or addresses for a party as shall be specified by such party in a notice given in accordance with this Section 10. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

C. This Agreement shall inure to the benefit of and be binding upon the Company, its permitted successors and assigns and the Executive, his heirs, executors, administrators and legal representatives.

D. This Agreement may not be amended or modified without a writing signed by each of the Executive and the Company. The terms and provisions of this Agreement may be waived, or consent for the departure granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

E. This Agreement may be executed in two counterparts, each of which shall be an original, and which together shall constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

F. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall not affect the rest of such provision not held invalid, and the rest of such provision, and the rest of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.

G. This agreement supersedes and replaces all prior written and oral arrangements and constitutes the complete understandings of the parties.

AHG

10

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, consisting of Ten (10) pages, including this signature page, as of the date first above written.

THE COMPANY:

MFC DEVELOPMENT CORP.	THE EXECUTIVE
By Nancy Duitch, CEO	By Alan H. Gerson
(s)	(s)

EXHIBIT A TO ALAN H. GERSON EMPLOYMENT AGREEMENT

Paragraph 9B of the Employment Agreement between Alan H. Gerson and MFC Development Corp, shall apply to the following projects:

1. Agreement between Alan H. Gerson doing business as Gerson & Associates and the Center for the Digital Future to produce short video programs based on the academic research of the USC Annenberg School of Communications Center for the Digital Future and on developments in Digital and Online media, technologies and products which will can affect and influence the everyday lives of the average citizen. These programs will be produced on a Sponsored basis and will be widely distributed over a variety of analog and digital channels, as well as through websites.

2. Alan H. Gerson and Gerson & Associates have developed a concept and strategy to improve Online shopping sales, conversions and user experience through audio and video based presentation and technology advancements as well as providing a research and business development tool for brand and marketing companies. Gerson & Associates is in discussion with MSN Video and Microsoft Corporation as well as with the Whiteblox division of Continental Video Broadcasting Group. This platform will be developed and rolled out to third party users and/or operated as a proprietary shopping channel.

The continued participation of Executive in the guidance and development of these two projects is essential in the near term. Executive will, in accordance with the term of the Agreement, reposition his personal involvement in these projects over the next six months, although it is understood and agreed that he will retain a financial interest in each project.

AHG

NA